EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of May 2006, by and between The WAAT Corp., a stock corporation with offices at 14242 Ventura Blvd, 3rd Floor, Sherman Oaks, CA 91423 USA (“WAAT”), Charismatix, a German limited liability company with offices at Lohbachstraße 12, 58239 Schwerte (the “Company”), and Mr. Eugen Barteska, residing at Senningsweg 8a, 58239 Schwerte, (the “Executive”; WAAT, the Company and Executive collectively the “Parties” and each a “Party”).

WHEREAS, the Company has offered and desires to employ Executive upon the terms and conditions set forth herein; and

WHEREAS, Executive desires to accept such employment by the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations undertaken herein, the Parties hereto agree as follows:

1. Employment

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Vice President of the Company reporting to the Chief Executive Officer of the Company.

2. Term and Termination

    (a) This Agreement shall commence on May 9, 2006 (the “Employment Date”) and is entered into for an initial period of four (4) years.

(b) The Executive is entitled to terminate this Agreement after the expiry of the first year under this Agreement by giving three months notice per the end of a calendar month.

(c) Unless one Party terminates the Agreement three months prior to the expiration of the initial period or the subsequent periods as per this subsection, the term of this Agreement shall be automatically extended for further one-year periods, subject however to subsection (b) above.

(d) Either Party may terminate the employment for Cause (aus wichtigem Grund) without a notice period. Notwithstanding German law, for the purposes hereof, the term “Cause” shall in particular, but not limited thereto, mean: (i) Executive's repeated failure or refusal to perform his duties or Executive's material breach of. this Agreement where such conduct or breach shall not have ceased within fifteen (15) days following written warning from the Company; (ii) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, would constitute a crime or offense involving money or other property of the Company or its subsidiaries or other affiliates, or a felony in the jurisdiction involved; (iii) any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries or other affiliates, except where Executive can demonstrate that there is no misappropriation of any corporate opportunity; (iv) Executive's engagement in a fraudulent act which could cause damage or prejudice to the Company or its subsidiaries or other affiliates or in conduct or activities which could be materially damaging to the property, business or reputation of Company or its subsidiaries or other affiliates, all as reasonably determined by the Board of Directors; (v) any act or omission by Executive involving willful misconduct or gross negligence in the performance of Executive's duties to the material detriment of the Company or its subsidiaries or other affiliates; (vi) the entry of an order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; (vii) the engaging by Executive in any business other than the business of the Company and its subsidiaries or other affiliates which interferes with the. performance of his material duties hereunder; (viii) any breach by Executive of his non-compete, non-disclosure and/or non-solicitation obligations pursuant to this Agreement; or (ix) any false representation made by Executive in connection with the employment contemplated hereunder. Upon termination of Executive's employment for cause, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary pursuant to Section 3(a) hereof, and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the effective date of his termination of employment.

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The WAAT Corp.		Execution Copy - May 9, 2006

(e) Notice of termination must be given in writing.

3.  Compensation

(a) Salary As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer of the Company and any of its subsidiaries or other affiliates, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, an annual gross salary of EUR 125,000 (the “Base Salary”), payable in arrears in twelve (12) monthly instalments at the end of each calendar month. Executive's compensation hereunder shall be increased annually at a rate of three (3) per cent. For the period from February 1, 2006 until the date of this Agreement, the Executive shall receive an amount of EUR 33,940, less the amount of any withdrawal during such period.

(b) Bonus At the sole discretion. of the Company, Executive shall further be entitled to receive an annual bonus of up to 25% of his Base Salary (the “Bonus”). The actual amount of the Bonus, if any, shall be determined by the board of directors of WAAT.

(c) Stock Options On the Effective Date, Executive will receive two hundred thirty seven thousand nine hundred and fourty-six (237,946), options (the “Options”) in accordance with The WAAT Corporation 2006. Stock Incentive Plan (the “Plan”). The Options can be exercised for shares of voting common stock in WAAT at an exercise price equal to US$0.35 per share. These Options vest on a linear basis during a four year period starting from the Employment Date as follows: (i) upon completion of the first year of employment, 59,486 shares shall vest; (ii) thereafter, 14,871 shares shall vest at the completion of each quarter with an additional 8 shares vesting at the completion of the last quarter of the fourth year of employment. All Options will vest upon the occurrence of a Change of Control in WAAT as defined in Section 10.2 of the Plan, in case of an Initial Public Offering of WAAT and upon termination of this Agreement by the Company other than for Cause. “Initial Public Offering” shall mean the closing of a firm commitment underwritten public offering of WAAT's Common Stock resulting in gross proceeds (before underwriting discounts and commissions, if any) to WAAT of at least US$15.0 million.

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The WAAT Corp.		Execution Copy - May 9, 2006

(d) Benefit Plans Executive shall be entitled to participate in all benefit plans for which Executive qualifies that are generally available to other employees of WAAT under WAAT’s general employee policies. WAAT reserves the right to amend the general employee policies from time to time.

(e) No extra overtime work compensation By payment of the above-mentioned total remuneration all activities which Executive must perform under this Agreement shall be deemed compensated. In particular, Executive shall not be entitled to any additional compensation for overtime work.

4. Expenses

   The Company shall pay or reimburse Executive, upon presentment of suitable receipts and within the applicable German tax regulations, for all reasonable business and travel expenses which are incurred or paid by Executive in connection with his employment,hereunder, provided that such expenses are approved in advance by the Company, Executive shall keep such records as the Company may deem necessary to meet the requirements of the German tax law.

5. Vacation, Direct Insurance and Other Benefits

(a) Executive shall be entitled to thirty (30) days of paid vacation per year. Saturdays are not considered working days. The time of vacation shall duly be agreed between the Company and the Executive, taking into consideration both the business requirements of the Company and the personal wishes of the Executive. The total vacation has to be taken in the given calendar year. In case the vacation cannot be taken due to special personal or business-related reasons, the vacation may be carried over until 31 March of the following calendar year. If the vacation is not taken by that date the vacation entitlement lapses.

(b) The Company shall provide Executive social benefits, including payment of medical health insurance contributions, in accordance with German social security law.

6. Duties and Services

(a) Executive shall perform such reasonable duties and functions as the Chief Executive Officer shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Chief Executive Officer of the Company.

(b) Executive shall be obliged to procure business for the Company in Germany, cooperate in the conclusion and completion of contracts and use his best efforts to support the Company in all its business activities.

(c) During the term of this Agreement, Executive shall devote all of his working time and attention, the specified vacation time and absences for sickness excepted, to the business of the Company, as necessary to properly fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. All other activities for remuneration as well as activities, which normally entitle him to remuneration, including any part-time work or self-employed work, are prohibited unless the Company has explicitly given its prior written consent. The Company will grant such consent if business requirements are not affected by the activities. Notwithstanding anything herein to the contrary, Executive may engage in other non-employment activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof.

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The WAAT Corp.		Execution Copy - May 9, 2006

(d) Nothing in this Agreement shall be construed to prevent Executive from investing or trading in non-conflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

(e) The principal location at which Executive shall perform his duties hereunder shall be the location of the Company, or at such other location as may be mutually agreed upon between the Parties.

7. Inability to Perform Duties

(a) Executive is obliged to inform the Company without delay of any inability to perform his duties and the expected duration. Upon request, he shall inform the Company of the reasons for such absence.

(b) In case of sickness lasting longer than three (3) calendar days, Executive is obliged to submit a medical certificate on his incapacity to work and its prospective duration not later than on the following working day. The Company is entitled to demand an earlier submission of the medical certificate. If his absence continues longer than indicated in the medical certificate, Executive is obliged to submit a new medical certificate within three (3) days after the end of the period certified. Also in this case, Executive is obliged to inform the Company immediately of the continuation of the indicted absence. The notification may be given by telephone call.

(c)  In the event of sickness or accident, the Company shall continue to pay the monthly base salary pursuant to Section 3(a) for a period of six weeks.

(d) If Executive has compensation claims against third parties due to the loss of his earnings, caused by the inability to work, he shall assign such claims to the Company in the amount of the continued payment of salary. This shall not include any payments pursuant to insurance agreements concluded by the Executive.

8. Representations and Agreements of Executive

(a) Executive represents and warrants that he is free to enter into. this Agreement and to perform the duties required hereunder, and that there are no employmentcontracts or understandings, restrictive covenants or other restrictions, whether written or oral, relating to or preventing the performance of his duties hereunder.

(b) Executive agrees to cooperate and supply such information and documents as may be reasonably required by any insurance company in connection with any type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

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The WAAT Corp.		Execution Copy - May 9, 2006

9. Non - Competition

(a) In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive's knowledge of the Company's trade secrets and other proprietary information made available to Executive relating to the business and in consideration of the compensation to be received hereunder, Executive agrees that during his employment (the “Contractual Non-Competition Period”) by the Company, and following the termination of Executive's employment hereunder for a further period of twelve (12) months (the “Post-Contractual Non-Competition Period”, together with the Contractual Non-Competition Period the “Non-Competition Period”). Executive shall not, directly or indirectly, whether as owner, partner, joint venturer, stockholder, employee, agent, principal, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, or render any consultation or business advice with respect to any person, firm, corporation, business or other organization engaged in fields of development and marketing of software, media design, multimedia entertainment as well as services, and in the business of an advertising agency in Germany, where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries or other affiliates is being conducted, or is proposed to be conducted as set forth in the Company's then current annual plan for operation within the Non-Competition Period, in any manner whatsoever, provided, however, that Executive may passively own any securities of any corporation which is engaged in such business and is publicly owned and traded on a recognized national securities exchange but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such corporation.

(b) In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Company or any of its subsidiaries or other affiliates has a business relationship to cancel, terminate or diminish any such business relationship with the Company or any of its subsidiaries or other affiliates or solicit, interfere with or entice from the Company any employee of the Company or any of its subsidiaries or other affiliates.

(c) The obligations pursuant to Section 9(a) and (b) shall apply for Germany. If the area in which the Company engaged in its business activities changes, or if the area in which Executive performed his work duties changes within the term of this Agreement, the obligations pursuant to Section 9(a) and (b) shall apply for the area in which the Company engaged in its business activities at the time of the termination of this Agreement and for the area in which Executive performed his work duties within the past two (2) years.

(d) During the Post-Contractual Non-Competition Period the Company shall pay Executive compensation in the amount of US$ 83,237.35 (the “Compensation”). The Compensation is to be. paid as a one-time lump-sum at the beginning of the Post-Contractual Non-Competition Period. Executive will be entitled to the Compensation even if the Company waives its rights under this non-competition covenant with respect to the Post-Contractual Non-Competition Period. Any amounts, be it in cash or in kind (including any benefits received from unemployment insurance) Executive will receive, earn in the course of any other employment or engagement or would have earned had he not maliciously failed to pursue other opportunities during the Post-Contractual Non-Competition Period shall be set-off from any further compensation which has to be paid pursuant to mandatory German law, if any, to the extent legally permissible. Executive shall, upon request by the Company, provide information with respect to the amount of his earnings and details of the respective employer.

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The WAAT Corp.		Execution Copy - May 9, 2006

(e) Executive undertakes to pay a contractual penalty in the amount of EUR 10,000 for each case of breach of his obligation pursuant to Section 9(a) and (b). The aforementioned penalty shall be due for each additional month or portion thereof during which such violation persists. As long as Executive is in breach of his obligations pursuant to Section 9(a) and (b), the Company shall not be obliged to pay to Executive the compensation set forth in Section 9(c). The Company reserves the right to claim further damages.

(f) Sections 74 et seq. of the German Commercial Code (Handelsgesetzbuch) shall apply accordingly.

(g) If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

10. Copyrights

Executive hereby irrevocably assigns to the Company all exclusive rights to all copyrightable work products originating from or in connection with Executive's performance of duties and tasks within and during his employment relationship with the Company. The Company. may assign such rights and may publish the work products. The assignment of rights and exploitation of work products by the Company shall be deemed compensated by the remuneration paid to Executive. Executive hereby waives his right to be named as an author of the work products and his right to publish the work products.

11. Inventions and Discoveries

Irrespective of the German Act on Employee's Inventions (Arbeitnehmererfindungsgesetz) which shall remain applicable, Executive (i) shall fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during-working hours, or otherwise, by Executive during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries or other affiliates, solely or jointly with others in or relating to any activities of the Company or its subsidiaries or other affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively, the “Subject Matter”), and (ii) shall assign and transfer, and agrees to assign and transfer, to the Company, at the Company's expense, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

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The WAAT Corp.		Execution Copy - May 9, 2006

12. Non - Disclosure of Confidential Information, Return of Working Material

(a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or other affiliates, any client of the Company or any of its subsidiaries or other affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, financial statements and data, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 12(a) by Executive.

(b) All information and documents relating to the Company and its subsidiaries or other affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

13. Release from Obligation to Work

(a) If one of the Parties has given notice of termination, the Company is entitled to release Executive from his obligation to work at any time until the end of the notice period. Any open vacation claims shall be deemed to be compensated by such period of release.

(b) In case Executive receives remuneration due to another employment, service or consultancy contract during the period of release, its amount shall be deducted from the salary he receives from the Company, except for the part of the period of release during which Executive takes his remaining vacation.

(c) Executive has to inform the Company, without being asked, about any remuneration he obtains apart from the salary he receives from the Company. This duty to inform also includes the amount of the remuneration. If the Company so requires, Executive has to prove this information by presenting auditable records.

(d) At any time upon the request of the Company, and without solicitation after notice of termination of the employment relationship, irrespective of the Party giving notice, Executive shall return all working materials and other items belonging to the Company, in particular business documents and copies thereof. Executive has no right of retention and no damage compensation claims.

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The WAAT Corp.		Execution Copy - May 9, 2006

14. Amendment or Alteration

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the Parties hereto.

15. Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany.

16. Severability

In the case that one or more provisions of this Agreement shall be invalid, unenforceable or impracticable, this shall not affect the validity and enforceability of the other provisions of this Agreement. In such case the Parties agree to recognize and give effect to such valid, enforceable and practicable provision or provisions which reflect as closely as possible the commercial intention of the Parties associated with the invalid or unenforceable provision. The same shall apply in the event that the Agreement contains any omissions  (VertragslÜcken).

17. Notices

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either Party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

18. Data Protection

(a) Executive consents to the collection, processing and use of personal data, as far as this is necessary for the performance of this Agreement.The data may be used only for the purpose of performing this Agreement and may be communicated only within the Company or its subsidiaries or other affiliates. They can only be made accessible to those persons who are competent to work on confident personal matters and who are bound to secrecy.

(b) Within the scope of the above- mentioned limits, Executive consents to the transmission of these data within Germany as well as abroad.

19. Waiver or Breach

It is agreed that a waiver by either Party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same Party.

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The WAAT Corp.		Execution Copy - May 9, 2006

20. Entire Agreement and Binding Effect

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements, both written and oral, between the Parties with respect to the subject matter hereof and may be modified only by a written instrument signed by each of the Parties hereto. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

21. Survival

Except as otherwise expressly provided herein, the termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 4, 9, 10, 11, 12 and 13 hereof.

22. Further Assurances

The Parties agree to execute and deliver all such further documents, agreements and instrunents and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

23. Construction of Agreement

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

24. Headings

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

25. Counterparts and Facsimile Signatures

This Agreement may be. signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original to this Agreement. For the purposes of this Agreement, a facsimile copy of a Party's signature shall be sufficient to bind such Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

The WAAT Corp.

By:    /s/ Ian Aaron

Name: Ian Aaron
Title: Chief Executive Officer

Charismatix Ltd. & Co. KG

By:   /s/ Ian Aaron

Name:
Title:

The Executive:

By:  /s/Eugen Barteska

Eugen Barteska

Signature Page to the Employment Agreement (Eugen Barteska)